UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2022
CARDIOVASCULAR SYSTEMS, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1225 Old Highway 8 Northwest
St. Paul, Minnesota 55112-6416
(Address of Principal Executive Offices and Zip Code)

(651) 259-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR 17 §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, One-tenth of One Cent ($0.001) Par Value Per Share	CSII	The Nasdaq Stock Market LLC

Item 1.01    Entry into a Material Definitive Agreement.

Cardiovascular Systems, Inc. (the “Company”) previously disclosed that it entered into agreements with Chansu Vascular Technologies, LLC (“CVT”) to develop peripheral and coronary everolimus drug-coated balloons. Under the terms of the agreements signed with CVT, the Company has provided milestone-based financing to CVT for the development of the drug-coated balloons. On December 30, 2022, the Company and CVT entered into a Loan Agreement with CVT (the “Loan Agreement”), which replaces the loan agreement entered into between the parties on January 29, 2021, and the Company, CVT and the owners of CVT entered into the First Amended and Restated Acquisition Option Agreement (the “AOA”), which amends the Acquisition Option Agreement entered into between the parties on January 29, 2021.

The Loan Agreement provides that the Company will make loans to CVT up to an aggregate principal amount of $49,653,000, of which the outstanding principal amount as of the date of the Loan Agreement is $19,653,000, for the purposes of financing the continued product development activities and clinical testing of the drug-coated balloons and related operating expenses of CVT, and other purposes approved by the Company. The Company will make additional loans under the Loan Agreement to CVT of up to $30,000,000, as follows: (i) $15,000,000 on or before January 6, 2023; (ii) $5,000,000 on or after July 1, 2023; and (iii) $10,000,000 on or after the Company’s receipt of satisfactory evidence of achievement of a study report establishing that CVT has successfully demonstrated clinical performance of the peripheral drug-coated balloon in a first in-human study (the “Milestone”). The loans are repayable by CVT no later than June 30, 2024 and accrue interest at a rate of 4.35% per annum. CVT’s obligations under the Loan Agreement are secured by CVT’s assets pursuant to a Security Agreement between the Company and CVT. The Loan Agreement contains customary representations, warranties and covenants of CVT and rights of the Company upon events of default of CVT.

Under the AOA, beginning on the later of January 1, 2024 and the date the Milestone is achieved, and ending 90 days following the delivery by CVT to the Company of updated disclosure schedules, the Company has the exclusive option to purchase from the owners of CVT all of their membership interests in CVT, and the owners of CVT have the right to require the Company to purchase all of their membership interests in CVT. Subject to achievement of the Milestone and the satisfaction of the conditions to closing set forth in the AOA, upon the closing of the Company’s purchase of the membership interests of CVT, the Company will make a payment of $10,000,000 (which is subject to reduction of 20% for each three-month period following December 31, 2023 until the date of the Milestone if the Milestone has not been achieved by December 31, 2023). The closing date payment by the Company is subject to reduction for indebtedness of CVT at closing, other than outstanding indebtedness under the Loan Agreement. In addition, the Company has agreed to make two contingent payments of $15,000,000 for the receipt of FDA Investigational Device Exemption approval for each of the coronary drug-coated balloons and the peripheral drug-coated balloons, which payments will be made at the closing if such approvals are received prior to closing. Five percent of each payment by the Company will be deposited into an escrow account from which the Company may recover amounts relating to indemnification claims under the AOA. Subject to claims for indemnification by the Company, the escrow amount related to the closing payment will be distributed to the owners of CVT 18 months after the closing of the Company’s purchase of their membership interests and the escrow amounts related to post-Closing payments will be distributed to the owners of CVT 12 months after the date of the applicable post-Closing payment. The AOA contains customary representations, warranties and covenants of the Company and CVT, as well as customary indemnification provisions and termination rights for the Company and CVT.

The descriptions of the material terms of the Loan Agreement and the AOA contained in this report do not purport to be complete descriptions of the Loan Agreement and the AOA and are qualified in their entirety by reference to the full texts of the Loan Agreement and the AOA, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the three months ended December 31, 2022.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 3, 2023

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Alexander Rosenstein
Alexander Rosenstein General Counsel and Corporate Secretary